FIRST QUARTER REPORT 2011

FELLOW SHAREHOLDERS:

In our communications with shareholders over the past two years, we focused on the maturation of our portfolio.  We presented evidence that our nanotechnology-enabled companies are impacting industry and the market at present.  We believe ongoing events in our portfolio continue to reinforce the credibility of our investment thesis.

As we were listening to Solazyme, Inc.’s presentation, we were reminded of why Harris & Harris Group focused on investing in companies enabled at the nanoscale, and why we were the first institutional investor in Solazyme in 2004.  As large portions of industry have come to rely on nanotechnology for advanced products, our portfolio companies continue to be positioned to take advantage of the ensuing interest.  In the case of Solazyme, its ability to transform the production of oil enabled it to partner with leaders in a diverse set of markets such as Chevron (fuel), Qantas (fuel), Dow Chemical (dielectric insulating fluids), Bunge (triglyceride oils), Unilever (personal care products), Roquette (nutritional oils) and Sephora (cosmetics).  Solazyme is an example of how our nanotechnology-enabled companies are not just bringing incremental changes to the market place, but in many cases are transforming how industries think about their products and processes.

For this letter, we would like to focus on our core strength as a firm, our ability to identify investment opportunities in industries and markets enabled by nanotechnology that we believe will be the exciting growth opportunities over the next three to seven years.  We believe it is the early identification of and investments in these opportunities that will lead to growth of our net assets and to liquid capital for us to invest in tomorrow’s promising opportunities. These opportunities may still be a few years from realization, and many of these opportunities may not prove to be successful.  However, when we invested in Solazyme in 2004, when we invested in Brideglux, Inc. in 2005, and when we invested in BioVex Group, Inc. in 2007, the promise for these three companies was still three to seven years from fruition, and there were many skeptics in the investment community.

In April 2006, we made an initial investment in D-Wave Systems, Inc.  D-Wave is focused on the not so modest task of manufacturing the world’s first quantum computer.  Quantum computers have the future potential to be more powerful than today’s most powerful supercomputers as they store information in multiple states simultaneously until retrieved.

D-Wave’s computers are designed to solve optimization and sampling problems.  D-Wave’s computers have been used successfully in a variety of tasks, including financial risk analysis, bioinformatics, affinity mapping and sentiment analysis, object recognition in images, medical imaging classification and compressed sensing.

Since our initial investment in D-Wave, there has been an ongoing academic debate whether D-Wave’s computing system was actually a quantum computer.  On May 12, 2011, in the prestigious British scientific journal, Nature, D-Wave published the results of its experiments designed to test the role of quantum mechanics in solving complex problems using its new type of processor. D-Wave’s processor is fabricated using standard integrated circuit processes.  The processors tested contained 128-superconducting flux qubits and 24,000 devices known as Josephson junctions, making these processors among the most complex superconducting circuits ever built.

We do not often publicize the scientific publications of our portfolio companies, but in this case we thought it was important.  These data were confirmed through the peer-review process and provided substantial evidence that D-Wave's processor is enabled by quantum mechanics.  We believe this publication puts this quantumness debate to rest.  It is too early to know whether D-Wave will be a commercial or investment success, but it is certainly changing how we think about next generation computing.

ABSMaterials, Inc., (ABS) in our cleantech portfolio, is a promising company we recently classified as mid stage.  ABS has created and manufactured a new nanostructured material, Osorb™, that selectively and reversably separates oil and water.  For a demonstration, please see the following link: http://www.nsf.gov/news/news_videos.jsp?cntn_id=118400&media_id=68996&org=NSF.  In April 2011, field testing by the Department of Energy confirmed that Osorb™, could remove more than 99 percent of oil and grease from water as well as more than 90 percent of toxic substances such as benzene, toluene, ethylbenzene and xylenes at small commercial flow rates of 1.5 barrels per minute.

In 2010, when we first invested in ABS’ Series A financing, the company had recently been approved to use a functionalized form of Osorb™ to remediate trichloroethylene (TCE) in EPA-sanctioned groundwater remediation sites in the state of Ohio.  TCE is a colorless solvent used in industrial processes to remove grease from metal parts.  As a result of its progress in Ohio, including the Ohio EPA announcement of 95 percent reductions of TCE at a site treated by ABS, the company was recently qualified for potential groundwater remediation projects for brownfield sites in Wyoming, California, New Jersey and Florida, as well as its first project in Europe.

Also in 2010, ABS began working with MI-Swaco, British Petroleum and Buckeye Petroleum on remediation of produced water from oil and natural gas extraction.  Contaminated water is one of the largest issues facing the oil industry as the amount of water that is extracted with each gallon of oil continues to increase.  At some mature oil wells, 20 barrels of toxic water are recovered for each barrel of oil.  Osorb™ permits the oil producer to remove the toxic elements from this produced water, and at many well sites, it allows for recovery of valuable dissolved hydrocarbons.

In addition to water management at “black oil” sites, Osorb™ can be used in the production of natural gas from the shale deposits across the United States.  In hydro-fracturing, Osorb™ can be used in a key step of depressurizing a hydro-fractured well.  A hydro-fracturing job commonly injects 10 to 12 million gallons of water that are mixed with up to 500,000 gallons of chemicals at each stage.  There are usually 10 to 20 stages for each job.  When the fracture pressure is stopped, 10 to 30 percent of the materials pumped into the well are expelled, often with great force and at great flow rates.  This water is called “flow-back,” and it is laden with salts, drilling dusts, natural gas, oils and fracturing chemicals.    Currently, the flow-back is captured in huge ponds near the site and trucked away for disposal.  Osorb™ permits this flow-back water to be treated on site, creating a water recycling system with no disposal cost and with the ability to re-use the water in future preparation stages.

The third company we would like to mention is Enumeral Biomedical Corp. in our healthcare portfolio. We provided the seed financing to Enumeral in December 2009 to set up the company, hire a management team and develop a business plan.  On April 19, 2011, the company consummated its first closing of its Series A Financing.

The human immune system is exposed to and deals with a wide range of infection and disease.  This response to infection and disease can itself be a cure in certain individuals.  These cured patients forever carry with them a memory of how to cure the infection or disease in the form of an antibody.   These antibodies, while powerful enough to elicit a response from the immune system, are frequently low in concentration and hard to identify from the complex mixture of proteins in human blood or tissue. The ability to identify, characterize and study antibodies against infection and disease from patients who have recovered from those ailments in a rapid, high-throughput platform could lead to new and powerful therapeutic treatments and companion diagnostics.  This goal is the focus of Enumeral.

Enumeral has a worldwide exclusive license to technology developed in the laboratory of Professor J. Christopher Love of the Massachusetts Institute of Technology.  This technology, called microengraving, enables the rapid study of human immune response on an individual patient basis at the single-cell level.  Single cells are placed into micron-sized wells in nanoliters of liquid.  The small amount of liquid in each well leads to a high concentration of anything made by these cells, including antibodies.  Antibodies produced by these single cells can be captured and studied for therapeutic activity.  Additionally, since this analysis is performed on over 250,000 cells in one scan, a profile of the immune system of a patient can be developed and used as a companion diagnostic for use in drug discovery and treatment of disease on a personalized basis.  Enumeral expects to engage in the development of these products through partnerships with leading pharmaceutical and diagnostic corporations.

The final company we would like to mention is Champions Oncology, Inc. (OTC:CSBR) in our healthcare portfolio.  We are interested in investing in three-dimensional biology.  Three-dimensional biology captures the cellular architecture and the heterogeneity of tissue that is difficult to represent in two dimensions.  Three-dimensional biology is and will continue to be important for drug discovery, diagnostics and new cellular therapies.  Technologies in this space span a continuum, from bottom-up tissue engineering to personalized medicine.

Champions Oncology employs the personalized medicine approach of three-dimensional biology.  Its technology enables tissue from a patient to be handled and expanded in a way that preserves its genotypic and phenotypic characteristics and eliminates bias for preserving one cellular component over another.  This preserved heterogeneity maintains the original composition of the tissue from the patient and may enable the selection of a medicine that best attacks a specific tumor as well as to determine what tumor type is the best indication for a given new therapy under development.

We are not at a loss for promising investment opportunities.  It remains an exciting time to invest in new companies.  We believe these nanotechnology-enabled investment opportunities will present us with exciting growth opportunities over the next three to seven years.  We believe our investments in companies such as these have the potential to transform their respective markets and industries. We believe our early identification of these growth opportunities have the potential to lead to investment returns for our shareholders.  We believe our pipeline of nanotechnology-enabled companies is as strong as it has ever been.

To conclude, we are not without challenges, and these challenges ground us as we continue to look at promising opportunities.  Our first challenge is that we remain capital constrained in our investment in individual companies.  This results from our need for diversification and our need to have additional capital for future rounds of investment in the current capital market environment.  It is disheartening for our shareholders and for us to be the substantial early investors in exciting companies such as Bridgelux and Solazyme, that have been very successful raising capital and executing on their business plans, and to be subsequently diluted as these companies raise large private financing rounds such that our ownership is now under five percent.  We are not included in Solazyme’s filing of its registration statement on Form S-1 because our ownership dropped below five percent in the last private round of financing in 2010.

Second, the time from investment to exit has been extended.  As reported in our Form 10-Q for the period ended March 31, 2011, historically, our average and median holding periods from first dollar invested in the companies we exited were 3.9 years and 3.3 years, respectively.  Currently, in our 29 equity-focused investments, our average and median holding periods are 5.4 years and 5.0 years, respectively.  Third, our cash continues to yield very little interest income.  Finally, we need to continue searching for effective ways to tell our story to the investment public.  We are in the process of researching and defining our strategy and brand as a firm and which mediums we will use to tell our story.  Investors should be prepared for some changes in how we brand ourselves and communicate in the near future.

Most importantly, we will stay focused on what we do best as a venture capital company – identifying new investment opportunities in industries and markets enabled by nanotechnology that will be the exciting growth opportunities over the next three to seven years.  Our five member investment team and ten person firm has proven capable of finding companies that can succeed in today’s difficult economic and business environment.  We like to think that we are investing in companies defining the future but with real substance today.  Thank you for your support of TINY.

Douglas W. Jamison	Daniel B. Wolfe
Chairman, Chief Executive Officer	President, Chief Operating Officer,
and Managing Director	Chief Financial Officer and Managing Director

Alexei A. Andreev	Misti Ushio
Executive Vice President and Managing Director	Executive Vice President and Managing Director

May 18, 2011

This letter may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter.  Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this letter.